Interpublic Group of Companies Last Revised: June 2024 Interpublic Group Code of Conduct

2IPG Code of Conduct (US) June 2024 Letter from the Chief Executive Officer Following the Code Seeking Guidance and Reporting Potential Violations All About Our Talent All About Our Clients and Business Partners All About Our Communities All About Transparency Contents 4 5 6 9 29 13 15 Non-Retaliation Disciplinary Action Additional Expectations for Managers Respect for Diversity Discrimination Harassment Personal Relationships Workplace Safety and Health Ethical Sales Practices Fair Purchasing Practices Competition Laws Protection of Third-Party Information Sustainability Community Involvement Our Shareholders Conflicts of Interest Gifts and Entertainment Asset Protection Acceptable Use of IPG Systems Business Records Accurate Communications Insider Trading

3IPG Code of Conduct (US) June 2024 All About Integrity Waivers and Amendments Compliance Certification Form for the Code of Conduct Acknowledgment of the Confidentiality and Non-Solicitation Agreement Conclusion Confidentiality and Non-Solicitation Agreement Contents 33 38 43 44 38 39 Anti-Corruption Laws Trade Controls and Economic Sanctions Anti-Boycott Anti-Money Laundering and Anti-Terrorist Financing Political Activities Lobbying Activities Ownership of Intellectual Property Confidentiality Non-Solicitation (Employees Who Work Outside of California) Non-Solicitation (Employees Who Work in California) Acknowledgments for All Employees

4IPG Code of Conduct (US) June 2024 Letter from the Chief Executive Officer Dear Colleagues, IPG has a long-standing commitment to ethics and accountability. This means that we need to always make ethical choices when it comes to how we interact with each other, our clients and our partners. Trust and responsibility are key pillars of this commitment; these values need to inform our business conduct, as a company and as individuals. IPG’s Code of Conduct is a set of standards and protocols that have been established in order to ensure that we operate honestly and fairly. By laying out ground rules and offering practical guidance on how to respond when difficult issues arise in the workplace, the Code helps us maintain the highest moral standards in our business practices. Even with the best of intentions, mistakes and errors of judgment can occur, especially in an organization as large as ours. As such, the Code outlines several methods for employees to report any ethical concerns they may have, and to do so with complete anonymity should that be necessary. Equally important, IPG intentionally seeks to promote and achieve equity and transparency. An area of particular importance for us has been the need to create an inclusive workplace — one that celebrates diversity, with resources to ensure that all of our people can access opportunities and be successful in their jobs. Along with many of our corporate policies, the Code of Conduct also plays an important role in ensuring that we live up to these DEI goals. We encourage you to read the Code and abide by its values. Should you have questions about it, or regarding any situations you may encounter, please reach out to your manager, your HR business partner, or anyone on IPG’s legal team. When we work together, and foster a culture that embodies our values, we create the best environment in which to continue building our company. Thanks for your contributions to making good on that promise. Philippe Krakowsky Chief Executive Officer

5IPG Code of Conduct (US) June 2024 Following the Code At IPG, we take pride in our reputation for creativity, and our high moral and ethical standards. We have built this reputation by adhering to sound and equitable business ethics and a set of values shared by all of our companies, agencies, subsidiaries and affiliates. The Code of Conduct (“Code”) serves as a statement of our continued commitment to acting with transparency and integrity in all of our business dealings. For purposes of the Code, “IPG” or “Interpublic” means the entire Interpublic network, including all of its agencies and other subsidiaries (each, a “Business Unit”) that employs you, as applicable. The Code is not a comprehensive document that addresses every ethical issue that we might face or all of the laws and policies that apply to all IPG businesses. Instead, the Code embodies the general standards of conduct that have always been and continue to be expected of all IPG employees, officers and directors in our day-to-day activities. These standards guide our interactions with our stakeholders to promote collaboration and growth. In addition, the Code provides us with resources to use when we have questions or concerns. We are all expected to certify our compliance with the Code annually, and doing so is a condition of employment at IPG. Each of us must take care to know and follow the policies, procedures and laws that apply to our particular job functions. Laws and regulations are complex and subject to change, and often vary from one country to the next. IPG policies may also be subject to change, and may vary depending on our location. You can find many applicable and up-to-date policies in Interpublic’s Standard Policies and Procedures (SP&Ps) at inside.interpublic.com. If you need more help to determine whether an action is lawful or ethical, seek advice from the IPG Legal Department or one of the other resources listed in “Seeking Guidance and Reporting Potential Violations.” We seek out suppliers, consultants, freelancers and other business partners who share Interpublic’s values and ethical standards, and uphold the Code in the work they do for IPG. If you believe that any of these partners are not meeting these standards, you are strongly encouraged to report the situation. For further details, please see the following policies: Global Sourcing & Procurement – Non-Billable (SP&P 380), Billable Procurement on Behalf of Clients (SP&P 381), Supplier Management Principles (SP&P 382) and Third- Party Intermediaries (SP&P 310).

6IPG Code of Conduct (US) June 2024 Seeking Guidance and Reporting Potential Violations IPG promotes open communication at all times and encourages employees to seek guidance in instances where further clarification on the principles and policies found in the Code is needed to ensure compliance.

7IPG Code of Conduct (US) June 2024 Seeking Guidance and Reporting Potential Violations While engaging in your day-to-day business activities, you may find yourself in a situation where you are unsure of the right course of action. Your good judgment, along with the Code and other Interpublic policies, may be sufficient guides. If your situation is more complex, seek guidance. To obtain guidance, you should first consult your immediate manager. Face-to-face communication is often the best way to resolve work-related problems. If you are uncomfortable talking to your manager or still have concerns after doing so, you should consult another manager you trust or any of the following contacts: • Your local Human Resources Director • The IPG Human Resources Department • The IPG Legal Department If you become aware of a situation that may involve a violation of the Code, IPG policy or any applicable law or regulation, you are required to report it to any of these contacts. In accordance with our policy and local law, you may also make a report by contacting our Alertline at 1-800-828-0896 (if you are located in the United States) or via web form. If you wish to make a call from any other location, please see inside.interpublic.com, and click on the box for the Alertline on the home page. You may make your report anonymously if you choose and where allowed by local law. Please remember that reporting anonymously may limit IPG’s ability to investigate your concerns. All reports will be investigated confidentially, promptly and thoroughly, and appropriate corrective or disciplinary action will be applied whenever necessary. If requested, you will be expected to participate in an investigation of a report, except where applicable law provides that your participation must be voluntary. Any time you provide information in connection with an internal inquiry or investigation, we expect honesty above all, regardless of your role in the investigation, and the information you provide must be truthful and accurate. You may receive follow-up information about the outcome of such an investigation, as allowed by local law. For more information, please see the IPG Speak Up Policy (SP&P 556). “Our shared set of values is core to who we are as an organization, as well as a key differentiator for IPG. And our Code of Conduct is one of the ways that we ensure that all of our people conduct themselves with those values in mind—treating one another with respect, and acting with integrity in all interactions, whether internal, with clients, or with suppliers.” — Philippe Krakowsky, CEO, IPG

8IPG Code of Conduct (US) June 2024 Non-Retaliation Under no circumstances will you face retaliation for making a good-faith report. Reporting in “good faith” means you have given all of the information you have, and your report is sincere. Additionally, under no circumstances will you face retaliation for reporting information concerning a potential violation of applicable law or regulation to a government or regulatory entity, and you are not required to inform IPG that you intend to, or have, made any such report. If you believe you have been the subject of retaliation, contact anyone listed in this section. Disciplinary action will be taken against anyone who retaliates directly or indirectly against any employee as a result of a good-faith report, participation in an investigation, or for reporting information concerning a potential violation of applicable law or regulation to a government or regulatory entity. Disciplinary Action To maintain the highest standards of integrity, we must dedicate ourselves to complying with the Code, IPG policies and procedures, and applicable laws and regulations. Failure to do so can have serious consequences, including disciplinary action, up to and including termination. The extent of any disciplinary measures will depend on the circumstances of the violation. All discipline will be applied in a manner consistent with IPG’s policies and practices, as well as the law. It is also important to note that applicable regulatory authorities may impose fines, and criminal or civil penalties on IPG and at-fault individuals. Additional Expectations for Managers IPG managers must strive to create a positive work environment through both words and actions. They are expected to serve as ethical role models by exemplifying IPG’s values at all times. They must also communicate the importance of the Code and ethical conduct to others, including employees, business partners, suppliers, consultants and freelancers. Managers should strive to build a work environment in which employees feel comfortable asking for help and raising concerns about compliance and ethics. They must also be alert to any situations or actions that may violate the letter or spirit of the Code or IPG policy, or that may damage Interpublic’s reputation. It is important that managers take immediate action to address such situations. When managers receive reports of a situation that is unethical, or suspect that one exists, they must promptly notify their local Human Resources Director, the Corporate Human Resources Officer or the IPG Legal Department, and work to resolve the issue. Managers who know about, or should know about, misconduct and do not act promptly to report and correct the situation will be subject to disciplinary action. Managers must never engage in or tolerate retaliatory acts made against anyone working on IPG’s behalf, and are expected to clearly communicate IPG’s non-retaliation policy.

9IPG Code of Conduct (US) June 2024 All About Our Talent At IPG, we always are committed to creating an inclusive workplace that fuels creativity, drives collaboration and promotes growth for everyone. We ensure to treat all of our colleagues with fairness, dignity and respect.

10IPG Code of Conduct (US) June 2024 Respect for Diversity At IPG, we strive to build a diverse workforce that reflects the richness of the global markets where we operate. Our ability to innovate is powered by our people who bring many different perspectives and talents to the table. Most important, we are committed to cultivating a work environment where everyone can grow, feel seen, heard and respected. This is why, we have long been at the forefront in our commitment to advancing diversity, equity and inclusion. Among many other initiatives and accolades, we were the first in our industry to establish an office of global diversity and inclusion to support us in these efforts. As a participant in the United Nations Global Compact, IPG supports the protection of human rights and eliminating discrimination. We respect the International Labour Organization (ILO) Conventions on discrimination and equal pay. Respect Q&A Question: Mark attends weekly lunch meetings with his team that are catered by the agency. Mark requests a vegan lunch due to a religious reason. His manager refuses his request and in addition laughs and pokes fun at him. Mark feels offended and helpless. At the next meeting he still does not have a vegan lunch option. What should he do? Answer: Mark should report his manager’s comments to a manager he trusts, his local Human Resources Director, the IPG Human Resources Department, the IPG Legal Department or the Alertline right away. Mark’s manager has failed to provide a respectful work environment, and comments that are offensive will not be tolerated at IPG. Respect For Human Rights IPG also engages in work that supports the UN Sustainable Development Goals (SDGs). These 17 global goals are part of the 2030 Agenda or Sustainable Development, which is grounded in international human rights law and advances various aspects of human rights for people around the world. For more information on our commitments to protecting human rights, see our Human Rights Policy (SP&P 423). Discrimination We are committed to equal employment opportunity and fair treatment. Tackling the obstacles that prevent employees from doing their best work is essential, and we empower our people to create an equitable inclusive workplace. All employment decisions must be made based on job-related qualifications and without regard to any legally protected status, such as race, color, gender, age, national origin, religion, creed, sexual orientation, gender identity, marital status, citizenship, disability, veteran status, and any other legally protected status. All discriminatory treatment based on any legally protected status is unacceptable and contrary to IPG’s policy and our commitment to treat one another fairly. For more information, see the Anti-Harassment and Equal Employment Policy (SP&P 400). If you know or suspect that unlawful discrimination has occurred, report the situation immediately to a manager you trust, your local Human Resources Director, the Corporate Human Resources Officer, the IPG Legal Department or the Alertline. Please keep in mind that retaliation for making a good-faith report is not allowed at IPG and it will not be tolerated.

11IPG Code of Conduct (US) June 2024 Harassment We must also avoid unlawful workplace harassment, such as unlawful harassment based on any protected status, whether physical, visual or verbal. IPG will not tolerate this behavior in any location. “Harassment” includes behavior that has the purpose or effect of unreasonably interfering with another’s work performance or creating an offensive, intimidating or hostile work environment. Although in many cases harassment is a pattern of behavior, even one word or act may constitute impermissible and/or illegal harassment. If you are being harassed or know or suspect someone else is, report your concerns immediately to a manager you trust, your local Human Resources Director, the Corporate Human Resources Officer, the IPG Legal Department or the Alertline. You will not experience retaliation for making a good-faith report. For more information, see the Anti- Harassment and Equal Employment Policy (SP&P 400). Harassment Q&A Question: Sally, a Senior Analyst, has a chat group on Facebook where she communicates with some of her colleagues and friends. Sally pokes fun at Melissa’s religious garb by sending a GIF that she created using a picture of Melissa that she took while in the office. Most people in the chat group found the GIF funny, but Melissa finds it offensive. Do Sally’s jokes constitute harassment? Answer: Sally’s conduct may be considered harassment because it creates an offensive work environment for Melissa (and anyone else who may be offended). Sally probably doesn’t mean to offend anyone with her jokes, and may think that they’re okay to share because it is on a personal chat group with her friends and colleagues. If Melissa feels comfortable doing so, she should talk to Sally about the situation. If Melissa is not comfortable speaking with Sally, or if she does and Sally doesn’t stop, Melissa should discuss her concerns with a manager she trusts, her local Human Resources Director, the Corporate Human Resources Officer, the IPG Legal Department or the Alertline.

12IPG Code of Conduct (US) June 2024 Personal Relationships To succeed as a team, we must all treat one another fairly. For this reason, we should avoid having personal relationships at work that may harm our ability to make sound, objective business decisions. This means that none of us may have decision- making authority over another family member or romantic partner. Decision-making authority can be the result of: (i) direct and/or indirect reporting relationships; or (ii) under some circumstances, holding a more senior position over another employee, even absent a reporting relationship. Be careful to avoid even the appearance of bias. If any such situation arises, the employee in the supervisory or more senior position must promptly disclose the relationship to Human Resources. Failure to do so may subject you to disciplinary action, up to and including termination. The employee in the non-supervisory or less senior position may also disclose, but the obligation is on the supervisor or more senior employee. Upon receiving disclosure, Human Resources will review and implement any measures that it deems appropriate based on the specific circumstances. Workplace Safety and Health We are committed to high standards of safety and employee protection. We each have a responsibility to meet this commitment by following all IPG safety procedures, as well as applicable laws and regulations designed to promote workplace safety. If you are aware of unsafe working conditions, report the situation to your manager immediately. To promote a safe workplace, we must never tolerate or engage in any form of violence. “Violence” includes threats or acts of violence, intimidation or attempts to instill fear in others. If you know of actual or potential workplace violence, report your concerns immediately. If you believe someone is in immediate danger, please contact the local authorities. For more information, see the Weapons and Workplace Violence Policy (SP&P 417). As part of our commitment to providing a safe workplace, we are expected to conduct all IPG business free from the influence of any substance that could impair our job performance. This includes alcohol, illegal drugs, controlled substances and, in certain instances, prescription medication. In addition, we may not sell, manufacture or distribute illegal drugs or prescribed medication in our workplace. These rules apply to all persons on IPG premises at all times. Moderate alcohol consumption at authorized IPG events is allowed but remember your judgment or ability to perform your work duties must not be impaired and that all other IPG policies apply in those circumstances. For more information, see the Substance Abuse Policy (SP&P 401).

13IPG Code of Conduct (US) June 2024 All About Our Communities IPG takes its responsibilities as a global corporate citizen seriously. As such, each of us should aim to be active citizens of our communities, and to uphold international laws through integrity of action.

14IPG Code of Conduct (US) June 2024 Sustainability We take our social responsibilities seriously and are committed to growing our business to drive positive outcomes - for our clients, people and communities. Our Environmental, Social, and Governance (ESG) program operates across all of our companies, and is an ongoing example of how we live our values as a corporate citizen and a member of our communities. Our ESG work is organized around five strategic priorities: Climate Action, Human Capital Management, Diversity, Equity and Inclusion, Data Ethics and Privacy and Responsible Media and Content. Environmental Stewardship Our commitment to our communities means that we all must strive to minimize any negative effects our operations and work might have on the environment. This means we must comply with all applicable environmental laws and regulations wherever we do business. We also strive to exceed such legal requirements by working to fulfill sustainability-inspired principles, such as our climate commitments which include reaching net zero carbon across our operations by 2040 and sourcing 100% renewable electricity by 2030. We must all operate with respect for the environment and work to further IPG’s industry leadership in sustainability. We expect our suppliers to share our commitment to sustainability and environmental stewardship. We encourage our suppliers to adopt environmentally friendly policies. In addition, we look for opportunities to support local suppliers whenever possible, striving to boost the economy in our communities and to minimize the environmental impact of transportation. Supplier Diversity Promoting diversity and inclusion within Interpublic and among our business partners is a fundamental principle of our organization. An important part of that commitment is working closely with firms that reflect the diversity of our communities and clients. To that end, we actively seek out and provide opportunities for qualified, reliable and diverse business owners. Charitable Contributions IPG strongly encourages all of us to become actively involved in the life of the communities where we live and work. We may do so by sponsoring and participating in initiatives that improve the quality of life of our colleagues and neighbors, including making charitable donations consistent with IPG’s Global Contributions Strategy & Policy (SP&P 311). However, we must be careful to never pressure or coerce a colleague to contribute to or otherwise participate in any charitable organization.

15IPG Code of Conduct (US) June 2024 All About Transparency We dedicate ourselves to promoting growth by ensuring transparency and accountability in all of our business records, actions and decisions.

16IPG Code of Conduct (US) June 2024 Our Shareholders Each of us is expected to responsibly perform work on behalf of IPG to enhance shareholder value while complying with all regulations and laws. The Code outlines our shared responsibility to comply with applicable laws and regulations, and to protect IPG’s interests during all of our business dealings. Conflicts of Interest A conflict of interest occurs when our personal or family interests may interfere with our ability to make sound business decisions on behalf of Interpublic. We need to avoid any situation that creates even the appearance of a conflict. Apparent conflicts of interest can be as damaging to your own and IPG’s reputation for honesty and integrity as an actual conflict of interest. It is important to note that merely having a conflict of interest may not be a violation of the Code, but failing to disclose that conflict is. If you feel that an actual or apparent conflict of interest exists, report it immediately at IPG.Gan-Compliance.com. This section discusses several common situations where conflicts of interest can occur. If your situation is not covered, ask yourself whether you could be perceived as putting your own interests ahead of IPG’s. If you are still in doubt, disclose. For more information, please see the Conflict of Interest Policy (SP&P 557). If you have any questions about conflicts, contact Compliance@interpublic.com. Doing Business with Family and Friends A conflict of interest can arise if you, or your spouse, partner, relative or other member of your household, have a personal stake in a company that is an actual or potential IPG supplier, client, contractor or competitor. If your spouse, partner or relative, or a member of your household, works for a supplier, client or competitor, disclose the situation using the following link: https://ipg.gan-compliance.com. You must never use your position at IPG to improperly influence the bidding process or negotiation with a potential client or supplier in any way. If you are directly involved in supplier selection and have a potential conflict of interest, notify your manager immediately and remove yourself from the decision-making process.

17IPG Code of Conduct (US) June 2024 Outside Employment and Activities At times, taking outside employment may create a conflict of interest. If you have or would like to pursue an outside role connected to or similar to your IPG role, you must disclose it. You may not take another position that interferes with your ability to do your job at IPG, nor should work performed for another company be conducted while at work, including using IPG resources or during your work hours. Before taking outside work that could in any way interfere with your job duties, speak with your manager first. None of us may take outside employment with a supplier or competitor of IPG. Serving on the board of directors or a similar body for an outside company requires the advance approval of the Chief Executive Officer of your Business Unit and IPG’s Legal department. We are encouraged to be active citizens of our communities, which may include serving on boards of non-profit or charitable organizations. This does not require prior approval, as long as it does not interfere with your ability to do your work and you are not involved in any IPG decisions to make a charitable contribution to such entity. Corporate Opportunities Through your work or through contacts with clients, suppliers, contractors, consultants or other business partners, you may discover an opportunity to make a purchase or an investment in which Interpublic might be interested. You must not act privately on such an opportunity until IPG has had the opportunity to evaluate it and has declined it. In order to allow IPG sufficient time to evaluate its options, you must promptly disclose investment opportunities to your manager or the Corporate Development department. Outside Activities Q&A Question: Jen, a Copywriter at an IPG digital agency, has her own app development company. Some of the services that Jen’s company performs are similar to the services offered by the agency, although not the copy- work that she specifically performs. Jen receives a request to work on a small startup’s app. They are not a current IPG agency client. Is this okay? Answer: Perhaps. Because Jen’s personal company offers similar services to those offered by the IPG agency that she works for, she may be competing with IPG without even knowing she’s doing so. If this is true, it poses a conflict of interest that may not be permissible. Jen needs to disclose her involvement with her personal company right away.

18IPG Code of Conduct (US) June 2024 Gifts and Entertainment Business gifts and entertainment are courtesies designed to build good working relationships with clients and suppliers. However, we must exercise caution when giving and receiving such courtesies, since doing so can give rise to actual and apparent conflicts of interest. Such activity is not appropriate if it creates or appears to create an obligation, makes the giver or the recipient appear biased, or is done with the intent to influence a business decision. “Gifts” include items of value, travel, lodging, favors and services, as well as meals or entertainment if the host does not attend. You may offer or accept gifts if they are: • Not intended to influence a business decision; • Nominal in value (or have been properly approved in accordance with our Gift Policy); • Infrequent; • In good taste; • Unsolicited; and • Not cash. “Entertainment” includes events where both the person offering and the person accepting attend. Examples include meals, sporting events or golf outings. We may offer or accept entertainment if it is: • Irregular or infrequent; • Offered to enhance the business relationship and not to influence a business decision; • Unsolicited; • In a setting that is appropriate for a business discussion; and • Reasonable. For additional guidance, including approval thresholds, please see the Gifts Policy (SP&P 118) and the Conflict of Interest Policy (SP&P 557). Gifts Q&A Question: Rebecca, a Production Manager, loves Nerox, a London-based rock band. A major supplier that Rebecca frequently works with offers her tickets to the show and backstage passes, which she knows costs a fortune. What should she do? Answer: This may be considered an inappropriate gift. With appropriate approval, ordinary event tickets are permissible, but backstage passes are likely unreasonably lavish. Receiving costly gifts may make us biased or affect our business judgment, or may give the appearance of doing so. Entertainment Q&A Question: Veronica, an Account Executive, is responsible for negotiating contracts with our suppliers. During the holiday season, a sales representative for a potential supplier invites Veronica to a lavish holiday party held at an expensive resort. All expenses will be paid by the supplier. The sales representative jokes that this is a “fun” event and no business talk is allowed. Can Veronica attend? Answer: No, Veronica shouldn’t accept the invitation. The party is elaborate and outside the normal course of business, since talk about business obviously isn’t on the agenda. In addition, if Veronica attends the party and then finalizes a contract with that supplier, it may appear as if the invitation was intended to sway her decision.

19IPG Code of Conduct (US) June 2024 These rules apply to all of us year-round, even during the holidays. There may be situations where we have a prior personal relationship with a client or supplier. In these cases, use good business judgment as to whether a gift or entertainment is appropriate. If you are giving a gift or entertainment to a client or supplier, consider the client or supplier’s gift policies to avoid putting the recipient in an awkward position. Finally, if you are offered a gift or entertainment that is inappropriate, you should decline. If you have any questions or concerns about gifts or entertainment, contact your manager, your local Human Resources Director, the Corporate Human Resources Officer, the IPG Legal Department or the Alertline. Rules governing the giving of gifts and entertainment to government employees are considerably stricter. If you interact with government employees at any level, you should familiarize yourself with the “Anti-Corruption Laws” section of the Code and corresponding policies.

20IPG Code of Conduct (US) June 2024 Tips to Ensure Asset Protection: Keep your devices with you and within sight at all times. When traveling, avoid keeping your company- issued devices (mobile phones, tablets, etc.) in your checked luggage on the plane. When traveling, lock your laptop in the safe or your suitcase if you leave it in your hotel room. Ensure all devices have strong passwords/pins. Always lock your devices when not in use. Only connect to trusted wireless networks and avoid un-encrypted public networks. Utilize IPG’s VPN to secure your connection when you’re on a public Wi-Fi network. Disable Bluetooth/Wi-Fi when not in use. Do not loan your devices to anyone, or attach unknown devices such as USB drives. Asset Protection We are each accountable for the careful use of IPG property, which includes not only physical property, but also data, electronic media, computing and communications devices. We must also take steps to protect IPG’s brand identity—or, how we look and sound to our audiences—by safeguarding the branding and names of Interpublic and each of our agencies. Physical Assets It is important that each of us work to protect Interpublic’s physical assets—including its facilities, funds, equipment, inventory and supplies—from theft, damage, loss or misuse. We may not remove this property from IPG premises without permission or use it for inappropriate purposes. Confidential Information We must also safeguard IPG’s and its clients’ confidential and proprietary information (see the section below on Protection of Third-Party Information and Property). We are in a creative business, so it is especially important that we take this requirement very seriously. Such information, when properly protected, can give us a competitive advantage. We also have contractual obligations to safeguard our clients’ information. A breach of this obligation can result in adverse consequences. Confidential information that is disclosed prematurely or inappropriately could expose us to severe financial harm or legal liability. We may only reveal confidential information to authorized colleagues or outside parties who have signed a confidentiality or non- disclosure agreement (NDA) and have a business need to know it. We also expect you to honor confidentiality obligations that you may have as a result of your employment prior to IPG. For more information, please see the Data Classification Policy (SP&P 625) and the Acceptable Use and User Responsibilities Policy (SP&P 662).

21IPG Code of Conduct (US) June 2024 Confidential Information Q&A Question: What constitutes confidential information? Answer: Confidential information can take many forms and includes information identified or treated as confidential, proprietary or trade secret. This information is generally not available to the public and includes internal business information, such as contract documentation, business processes, and corporate strategies and plans. If you have any question about whether certain information must be protected, please consult with your manager before sharing with any third party. Confidential Information Q&A Question: What steps should I follow to protect confidential information? Answer: Simple steps can go a long way to reduce exposure. To protect confidential and sensitive information, be sure to: • Never divulge your password or access codes to anyone or let anyone use your accounts; • Be cautious when discussing this information on your phone or with a colleague in public places or open areas; • Label internal and external documents clearly and appropriately; • Back up critical information; • Store confidential materials in locked cabinets; • Be cautious when using public Wi-Fi; • Turn off your computer when it is not in use; • Never leave confidential information in plain sight, unattended or where it could be lost or stolen; and • Carefully destroy records by shredding them or using a comparable method.

22IPG Code of Conduct (US) June 2024 Ownership of Work Product and Intellectual Property We are proud of the work product we create including the intellectual property (IP) contained in such work product, which encompasses all patents, trademarks, service marks, copyrights, ideas, trade secrets, processes, inventions or improvements. IPG, its Business Units and/ or its clients retain exclusive ownership of all the work product and IP contained in such work product that you conceive in relation to or within the scope of your work with IPG or its Business Units. To the extent permitted by law, from the moment of creation, you assign and waive all rights, title and interest in any such work product and IP, in favor of IPG, its Business Units and/or its clients and you must assist IPG, its Business Units and/or its clients in obtaining any rights to any such work product and IP. This obligation to assist continues even after your employment with IPG ends. Intellectual Property Q&A Question: Kramer worked with his team to create an algorithm for artificial intelligence data collection for one of IPG’s clients. He did a majority of the work, and is disappointed to learn that IPG has decided not to use the algorithm. When he resigns to join a new company, Kramer assumes that he can use these programs with his new company, since he created them and IPG has never used them. Is this true? Answer: No. Although Kramer developed these programs, they’re IPG’s IP and work product because he developed them in connection with his work for IPG. Kramer must return any and all of Interpublic’s IP and other work product he holds. Keeping and/or using the programs would be a violation of copyright laws and the Code. If you are unsure about use of IPG trademarks, copyrights, patents or other IP, consult the IPG Legal Department.

23IPG Code of Conduct (US) June 2024 Acceptable Use of IPG Systems Digital tools are essential in our line of work. However, there are several restrictions we must follow to protect data privacy and security when using these tools. Simply put, we must use all IPG- supplied technologies with our values in mind and for appropriate business purposes. This remains true after working hours and when we are traveling on business. Although limited personal use is permitted, it must not interfere with our job responsibilities. Electronic Forums We may never use IPG’s computer systems to communicate inappropriate, sexually explicit or offensive jokes or statements, or content that is malicious, vulgar, obscene, threatening, is violent or encourages violence, that constitutes bullying or is inconsistent with our policies against discrimination and harassment on the basis of race, sex, national origin, age, sexual orientation, disability or any other protected characteristic. In addition, we must never use them to send unauthorized solicitations or to conduct business for another organization. The communication of derogatory, discriminating or harassing comments or innuendo and threatening or abusive language is strictly prohibited. We must also exercise extreme care when participating in online forums—including blogs, discussion boards, social media sites or any other publicly available online resources—as such communications may be identifiable with, and attributable to, IPG. This can be accomplished by always thinking before making a public or private statement to ensure that such statements do not detrimentally affect the company’s business, and do not include posting of personal information about others unless you have received their permission. This includes any director, officer or other employee of IPG, as well as our clients. Any statement that may negatively affect IPG’s interests, or those of our clients or shareholders, should not be shared. Keep in mind that this policy is not meant to restrict you from making statements to fellow employees in the course of your daily work. Nor is it meant to keep you from making private statements to persons other than clients or competitors of IPG, or members of the press or the financial community, that do not have a material adverse effect upon IPG. In addition, this policy does not keep you from making good-faith statements where required by law, regulation or court order, or from reporting a potential violation of applicable law or regulation to a government or regulatory entity, or from engaging in any protected concerted activity. Electronic Forums Q&A Question: Claudia is very involved in politics and frequently blogs about the candidates she supports during work hours. As local elections near, she starts blogging regularly on her lunch break on her IPG-supplied laptop. Since she’s blogging in her personal capacity, is this okay? Answer: No. Everything Claudia posts on political blogs while using an IPG-owned computer (or other electronic device that has access to the Internet, such as a mobile device or tablet), and particularly during work hours, may be able to be traced back to IPG. This means that others may view any opinions Claudia posts as supported by IPG. Be extremely careful when participating in any sort of online forum while using IPG- supplied technologies.

24IPG Code of Conduct (US) June 2024 Electronic messages, both personal and business, are lasting and recoverable written records. Remember, these messages can easily be copied and forwarded worldwide without your knowledge or consent. For this reason, compose work emails, instant messages and text messages with the utmost care. To the extent permitted by law, you should not expect privacy when using IPG communications resources, including email, instant messaging and the Internet. IPG reserves the right to monitor these resources, where permitted by local law, to help ensure they are used responsibly and professionally. Any information or record produced using these resources may be subject to such review. Where allowed by local law, IPG also reserves the right to block offensive, illegal and non-business-related sites. For more information, please see our Information Exchange and Electronic Communications Policy (SP&P 651). Data Security The appropriate exchange of information is critical to IPG’s success. As such, we need to be particularly diligent in protecting sensitive and confidential information about IPG and our colleagues, clients, consultants, contractors, suppliers, other business partners, and individuals. The disclosure of such sensitive and confidential information outside IPG could seriously damage our business. Safeguarding this information is everyone’s responsibility. We must safeguard much of the information we handle on a daily basis to prevent loss, theft and damage at all times. This includes all IPG, client and third- party sensitive and confidential information, including business records, financial results, sales figures, as well as personal information of individuals. In addition, we must protect this information from unauthorized disclosure to others inside and outside IPG, including third parties and colleagues who do not have a business need to know. For more information, see our Access Control Policy (SP&P 660) and Acceptable Use and User Responsibilities Policy (SP&P 662). IPG takes data security seriously and we have implemented administrative, technical and physical safeguards to help protect personal and business confidential information against loss and unauthorized access, acquisition, use, modification, destruction or disclosure. As part of these efforts, we must follow IPG guidelines on the use of company IT systems and resources, including computer systems, portable electronic devices, laptops and other storage devices. Data Privacy IPG respects the privacy of individuals. Our colleagues, clients, consultants, contractors, suppliers, business partners, and prospective and former employees trust us to properly manage and safeguard the personal information they provide to IPG. We each have a duty to protect personal information in accordance with applicable privacy and data protection laws in place wherever we do business. We should only use such data for relevant and appropriate business purposes. For more information, please see our Privacy Policy (SP&P 605). Data privacy and security are important to IPG. We are accountable for complying with our policies, procedures, and other privacy and security controls, and for taking reasonable and timely steps to correct instances of noncompliance, as appropriate.

25IPG Code of Conduct (US) June 2024 Business Records A company’s credibility is often judged through the integrity of its books and records. At IPG, we are committed to providing our shareholders with full, accurate, timely and understandable information about our financial transactions and operational results, in accordance with applicable securities laws. Accurate Recordkeeping Our recorded information is used to advise investors on our financial results, to make required legal filings and to make daily business decisions. Every one of us, regardless of our position within Interpublic, has an obligation to make sure that the information we record is complete, accurate, and protected. IPG has established a series of internal controls and procedures to help us fulfill that duty, and it is critical that we follow them. In so doing, we must make sure that the information we submit on all reports, including time sheets, expense reports, production data, sales reports, client-billing databases, and monthly and quarterly reports, is absolutely true. We also must be sure to submit reports on time and always include full and appropriate documentation when submitting contracts for processing or payment. Under no circumstances may we establish unrecorded or “slush” fund accounts for any purpose. Falsifying financial or business records, or making false statements to our external and internal auditors, is against the law, and consequences are serious. If you become aware of a potential issue with accounting or an audit, raise your concerns immediately with IPG’s SVP-Internal Audit or contact the Alertline. Records Retention Properly maintaining corporate records— in both electronic and paper format—is very important. The Records Retention Policy (SP&P 301) describes the procedures for maintaining documents and files for required periods and destroying them when they are no longer needed. Please review the guidelines and make certain you follow them carefully. From time to time, the IPG Legal Department may notify you that you have documents relevant to a pending, threatened or anticipated litigation, investigation or audit. Make sure that you comply with that notification and any requests to preserve information or documents. Do not destroy documents in anticipation of such a notification, and do not alter, conceal or destroy any document covered by such a notification unless the Legal Department instructs that you may do so. Cooperating with Internal Investigations and Audits As discussed in “Seeking Guidance and Reporting Potential Violations,” we each have an obligation to comply with internal investigations. If you are asked to cooperate with an internal investigation or audit, you must do so fully and honestly. If you receive a request for information or notice of an investigation from a government agency, notify the IPG Legal Department immediately. Business Records Q&A Question: Rachael, an Assistant Controller at an IPG agency, received several suppliers’ invoices a few days before the end of the financial quarter. Can she delay recording the invoices until the following month? Answer: No. Delaying the recording of liabilities is not in accordance with our internal controls or procedures, and may be considered fraud. If Rachael delays recording the invoices, we may also be understating expenses, which could mislead investors by giving them the impression that we made more profit in that quarter than we actually did. If you have any questions about financial statements, please contact your manager or IPG’s Controller’s Department.

26IPG Code of Conduct (US) June 2024 Accurate Communications To protect our brand and IPG’s reputation, we must be sure to speak with the media and all other external audiences accurately and consistently. For this reason, only designated representatives may speak on behalf of Interpublic. Refer all inquiries from outside parties, such as investors, analysts or the media, to Corporate Communications. For more information, please see the Corporate Communications Policy (SP&P 103). Insider Trading In the course of your employment with IPG, you may become aware of inside information (also known as “material nonpublic information”) about IPG, or other companies that we do business with, that has not been made public. As a matter of IPG Policy, U.S. law and the laws of other countries, you may not use such information for your own financial gain, or disclose it to others for their financial gain. Specifically, you may not buy or sell securities (stocks, options, etc.) in IPG or any other company, if you learn of confidential information that a reasonable investor would deem important in deciding whether to buy or sell the stock of that company. This means that if you have such nonpublic information about IPG (or another company), you must not buy or sell shares of stock of IPG or the affected company, or share that information with others, until the information has been made known publicly. Engaging in any such prohibited actions will subject the individuals involved, wherever located, to disciplinary action by IPG, including ineligibility for future participation in IPG’s equity incentive plans and termination of employment, as well as potential criminal prosecution and fines. While it is not possible to identify all information that could be viewed as inside information, some examples include: information about mergers or acquisitions, financial performance, changes in executive management, and significant transactions. Inside Information Q&A Question: What is inside information? Answer: In general, inside information is any information you acquire through your work with IPG that is material and nonpublic. For example, it may include: • Advance notice of acquisitions and divestitures; • Product launches; • Gain or loss of a substantial client; • Changes in dividend policy; • New equity or debt offerings; • News of a pending or proposed merger; • Financial liquidity problems; • Stock splits; • Management changes; • Pending or threatened litigation; and • Certain nonpublic financial results and projections. It is not possible to define all categories of inside information. Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important when making an investment decision. Both positive and negative information may be material.

27IPG Code of Conduct (US) June 2024 Individual Responsibility We each have an individual responsibility to comply with IPG’s policy against insider trading. The guidelines set forth in this section are not a substitute for exercising good judgment in connection with trades. If you become aware of material nonpublic information about Interpublic or one of our business partners, you may have to forego a transaction even if you planned to make the transaction before learning of this information and even if you believe that you may suffer a loss or forego a profit by waiting. Remember that, in the event of a government investigation into trading activity, all trades will be viewed with the benefit of hindsight. Carefully consider every transaction you make in either IPG securities or the stock of any company with which IPG has a business relationship, including any of our clients, contractors, consultants, suppliers and business partners, with this in mind. Our obligation to keep IPG information confidential, discussed in the “IPG Confidential Information” section of this Code, relates to these guidelines as well. Make sure you have familiarized yourself with your obligation to safeguard confidential company information. If you have any questions about insider trading regulations or a trade you are contemplating, contact the IPG Legal Department immediately for guidance. Do not try to resolve any uncertainties on your own. Employee Benefit Plan Transactions Certain transactions under the employee benefit plans are exempt from insider trading rules because the price or timing of the transaction is outside of your control. The most notable of these exempt transactions are the vesting of restricted stock grants and exercise of expiring stock options. In addition, if you participate in the Employee Stock Purchase Plan, do not change your instructions in the plan if you are in possession of inside information. If you are considering any other type of transaction under an IPG benefit plan that might have an effect on your holdings of IPG securities, please check with the IPG Legal Department first. Employee Transactions Q&A Question: Chen, a Project Specialist, recently learned through his work that one of our business partners is facing major litigation. This information is not public. Chen is very relieved to have found this out, however, because he holds a large number of this company’s securities. May Chen sell off some of these shares to avoid losing money? Answer: No. Chen has come across inside information through his work for IPG. Insider trading laws prohibit trading the securities of Interpublic or its business partners on the basis of such inside information.

28IPG Code of Conduct (US) June 2024 Window Periods Certain “insiders,” including directors, executive officers and other designated employees (such as those with access to inside information about Interpublic), may not trade in IPG securities other than during pre-identified window periods. Unless IPG notifies otherwise, the window periods generally open on the second trading day after the filings of our applicable quarterly and annual filings (Forms 10-Q and 10-K), and close on the last trading day of each IPG fiscal quarter. The safest period for trading in IPG securities, assuming you do not have material nonpublic information, is generally the first ten trading days of the window period. Likewise, you should be particularly careful during the final ten trading days of the quarter when assessing whether you possess or have access to inside information. This is because, as the quarter progresses, the information previously released to the public may be out of date. The window period policy aims to assist IPG’s diligent efforts to avoid improper transactions, and also to help protect you. If you have been identified as an “insider” for the purposes of the window period, make sure you understand when these periods open and close. It is also important that you use good judgment at all times. If you have inside information, you should not be trading in IPG securities, regardless of whether IPG is in an open window period or not. Pre-clearance of Trades for Certain Senior Executives Executive officers and directors of IPG must receive “pre-clearance” from the General Counsel or IPG Corporate Secretary before trading in IPG stock. From time to time, Interpublic may also require other IPG employees to comply with the pre-clearance process and will notify such persons in writing of that determination. If you receive notice of the need to pre-clear your trades, make certain you comply as requested. Additional Information for Directors and Executive Officers No IPG executive officer or director may ever make a short sale of IPG’s securities. These persons must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities and Exchange Act of 1934, as amended. The practical effect of these provisions is that executive officers and directors who purchase and sell IPG’s securities within a six-month period (other than for certain types of transaction) must surrender all profits to IPG whether or not they had knowledge of any inside information. Insider Trading Q&A Question: One of Jill’s close friends is always looking for a smart investing opportunity. Jill, a proofreader at an IPG agency, knows that one of her agency’s clients is growing quickly. They’re posting great profits in the published articles she’s seen. Can Jill recommend that her friend buy stock in the company? Answer: The information Jill is basing her recommendation on is public information, since it’s been written about in public news articles. This is not considered inside information, so she can suggest this investment opportunity to her friend.

29IPG Code of Conduct (US) June 2024 All About Our Clients and Business Partners We strongly support vigorous yet fair competition. We serve our clients and other business partners on the basis of our innovative solutions and creative strategies, and never through unethical or deceitful means.

30IPG Code of Conduct (US) June 2024 Ethical Sales Practices Our commitment to integrity means we adhere to the following guidelines when dealing with clients: • We engage in solutions that meet our clients’ interests and needs, rather than those that only meet revenue or compensation goals. • We communicate honestly and truthfully, and make terms of engagement clear, accurate and easy to find. • We ensure the confidentiality, integrity and accuracy of client records and transactions. • We do not make promises or commitments that we cannot keep. It is especially important that none of us ever engage in bribery. This means we cannot give or offer money or anything else of value to anyone with whom IPG does or might do business, if the purpose of the gift is to help us acquire or retain business, or to encourage that person to do something corrupt, deceptive or otherwise opposed to his or her responsibilities. Fair Purchasing Practices We must ensure that we make all purchasing decisions fairly, objectively and in the best interests of IPG. We work to ensure supplier diversity, and do not allow our personal relationships to influence, or appear to influence, our business decisions. This means we follow correct bidding, negotiating and contracting procedures at all times as set out in the Global Sourcing and Procurement Policy – Non-Billable (SP&P 380) and Billable Procurement on Behalf of Clients (SP&P 381). Requirements for Billable Procurement: You must comply with procurement requirements in client contracts. You must comply with all applicable laws (e.g., antitrust and competition) when procuring services for clients. Be open and transparent with clients about your bidding process. Don’t provide an unfair advantage to internal studios or other IPG agencies. Maintain current, accurate and complete documentation of the bidding process.

31IPG Code of Conduct (US) June 2024 Competition Laws We must all abide by competition laws, also known as “antitrust laws,” which are designed to preserve free and open competition. These laws vary by country, but their common goal is to promote a competitive marketplace that provides consumers with high-quality goods and services at fair prices. While competition laws are complex, they generally forbid discussing or entering into agreements about any activities with competitors that may restrain trade, such as price-fixing, bid-rigging, or dividing or allocating markets, territories or clients. If a competitor attempts to discuss any of the above topics with you, stop the conversation immediately and report the incident to the IPG Legal Department. Be particularly cautious whenever you converse with representatives of our competitors. Competition laws also prohibit entering into formal or informal agreements with suppliers, contractors or clients that may restrict competition. Such agreements include tying products (i.e. selling one product or service as a mandatory addition to the purchase of a different product or service), fixing resale prices or refusing to sell to particular clients or to buy from particular suppliers. Please note that violating these laws may subject both the individuals involved and Interpublic to severe consequences. If you have any questions, consult the IPG Legal Department before acting. Competitor Information Through our work or prior business/employment relationships, we may come across competitor information that would give IPG an unfair competitive advantage. As a general rule, never use or disclose confidential competitor information without receiving prior permission from the IPG Legal Department. In addition, be particularly careful to gather competitor information in a lawful and ethical manner. This means you must never ask a colleague to reveal information about a former employer, client or business partner, if this disclosure would violate a binding legal agreement. Never provide that information yourself if you used to work for a client or business partner. If you ever feel pressured or coerced to disclose such information, report the situation to the IPG Legal Department. Competition Q&A Question: Ariana, a Media Buying Manager, has a good friend who works for a competitor agency. Ariana’s friend calls her to say that his company is bidding on the same two media clients as her agency. Her friend suggests that if her agency were to bid a low price for one client, and his agency did the same for the other, they would each win one client at a fair price. How should Ariana respond? Answer: Ariana should refuse to speak about this subject with her friend, and should relay the conversation to the IPG Legal Department immediately. We must never discuss dividing clients, contractors or suppliers with a competitor. It is illegal to make any agreement, even an informal verbal agreement, with a competitor that restricts competition.

32IPG Code of Conduct (US) June 2024 Protecting Information Q&A Question: Kyle, a Creative Director at an IPG agency, is part of a brainstorming team. The team created a storyboard for the agency’s biggest client, but the client rejected the storyboard concept. Ben, a freelancer for the agency, saw a copy of the storyboard in Kyle’s office and thinks parts of it would be helpful to him to use with one of his other agency clients. Ben doesn’t plan to compete with IPG, so he asks Kyle to email him a copy. Can Kyle provide Ben with a copy of the storyboard? Answer: No, absolutely not. We all have an obligation to protect our clients’ confidential information. Kyle should only share this information with others at IPG and third parties who have been authorized by the client to see it and have an IPG-related business need to know it. Protection of Third-Party Information and Property Our clients and other business partners trust us with their confidential and proprietary information, and we must safeguard it as diligently as we safeguard IPG’s information. We are each responsible for protecting any third- party confidential and proprietary information we acquire through our work, and must not disclose this information to any unauthorized persons. This obligation continues even after our employment with IPG ends. In addition, we must comply with the terms of all licensing agreements and laws governing the use of a third party’s intellectual property. For more information about protection of confidential and propriety information, see the Asset Protection section of the Code. Be particularly cautious whenever you converse with representatives of our competitors. Protecting Information Q&A Question: Elle, a Business Systems Analyst, is giving an important presentation later in the week. She wants to include excerpts from some of the media publications her manager sends around within their department. Is she allowed to use excerpts for her presentation? Answer: That depends. Often, subscriptions to magazines come with certain copyright restrictions. Elle should check with her manager or IPG Legal to see whether she may photocopy the story or parts of it, or if there are other ways to get the information she needs.

33IPG Code of Conduct (US) June 2024 All About Integrity IPG’s success depends on the integrity of its employees. It is important that each of us act with honesty and adhere to the highest standards of moral and ethical values outlined in the Code and required by local laws.

34IPG Code of Conduct (US) June 2024 Anti-Corruption Q&A Question: Jeremy was told that he could hire a consultant to help win a new account. The consultant requested a $40,000 retainer and said that he would use the money to “help move the process along.” Since we don’t really know where the money is going, do we have to worry about whether the consultant is sharing the fee with the prospective client? Answer: Absolutely. You must know where that money is going and for what purpose it is being used. Moreover, we are required to take steps to ensure that this money is not used as a bribe. If you have any concerns, you should seek the advice of your manager or the Legal Department. See also Third-Party Intermediaries (SP&P 310). Anti-Corruption Laws Bribery can harm not only Interpublic, but also the communities where we do business. All of our business dealings must comply with all applicable anti-corruption laws. We are committed to full compliance with all such laws, including the U.S. Foreign Corrupt Practices Act (FCPA) and the UK Bribery Act. For these reasons, IPG has adopted a zero- tolerance policy for bribery, regardless of where we are located, and regardless of with whom we are doing business. We may not authorize, offer or give anything of value with the intent to obtain or retain business or to otherwise improperly influence a government official, client, or other third party. In addition, we cannot retain someone to do something on our behalf that we may not do ourselves. This includes finders, consultants, brokers, lobbyists, subcontractors, intermediaries, tax advisors, or other third parties. Prior to engaging any such third parties, we must conduct reasonable due diligence regarding such party’s ability and suitability for the services for which they are being engaged. In addition, if these third parties will interact with government officials on our behalf, they must sign a contract or other commitment that includes strong provisions relating to anti-corruption compliance (see SP&P 310). It is important to remember that engaging in bribery, directly or indirectly, can subject IPG and you to serious fines and criminal penalties, including possible jail time. If you become aware of any violation of our anti-corruption policies, you are obligated to report it to your manager or the IPG Legal Department, or you may report it anonymously by email or phone through the Alertline. For more information about anti-corruption laws and improper payments, see SP&P 309 and 310.

35IPG Code of Conduct (US) June 2024 Economic Sanctions Q&A Question: In which countries are we prohibited from doing business? Answer: Cuba, Iran, North Korea and Syria are subject to comprehensive U.S. sanctions, as are the Crimea, Donetsk and Luhansk regions of Ukraine, and U.S. companies and individuals are generally prohibited from doing business there. There are also numerous sanctions covering other countries, including Belarus, Russia and Venezuela. There are some limited exceptions that may apply for non-U.S. companies and persons, but the restrictions are significant and the rules can be complicated. You should consult with the IPG Legal Department before pursuing any business opportunities in these places. Trade Controls and Economic Sanctions As a global company, we work with clients and provide services all over the world. It is therefore critical that we carefully comply with all national and local rules and regulations that regulate our international trading activity. It is IPG’s policy to comply with economic sanctions imposed by the United States throughout our global operations, as well as with any applicable sanctions under local laws. You may not deal directly or indirectly with countries or individuals that are targeted by U.S. sanctions, and should be familiar with jurisdictions that present an increased risk of issues. While our core marketing services are unlikely to implicate export control laws, when we engage in activities involving the transfer of products or technical information across borders (for example, supplying IT or telecommunications equipment to offices in another country), we must understand and follow all laws relating to exports or imports from the U.S., and in certain circumstances, overseas. Before engaging in any export of goods or related technical information (such as technical manuals), even between IPG offices, you must ensure that no license is required for the item being exported to be provided to the relevant jurisdiction and end user. Imports are also generally subject to various restrictions, and some items or materials may be restricted or prohibited by local law. Consequences for violating trade control laws and regulations can be severe for both IPG and at-fault individuals, including the loss of export privileges and civil and criminal penalties. If you have any questions about economic sanctions or export or import activity, please contact the IPG Legal Department.

36IPG Code of Conduct (US) June 2024 Money Laundering Q&A Question: What are some of the warning signs of money laundering or terrorist financing? Answer: Some of the warning signs of money laundering or terrorist financing include: • Clients making payments through multiple accounts; • Payments made to personal or offshore accounts rather than usual company accounts; • Payments made at odd times or in unusual amounts; and • Numerous payments that are all below $10,000. Anti-Boycott Regardless of where we are doing business, we must follow U.S. laws that prohibit participating in or cooperating with any international boycott not approved by the U.S. government. We are required to comply with U.S. anti-boycott laws and regulations, as well as similar laws in effect in any country where we operate to the extent they do not conflict with U.S. law. We are strictly prohibited from participating in boycotts that are not recognized by the United States. Requests for boycott cooperation may be oral or written. They often appear in contracts or letters of credit, and are often hidden in bid or proposal materials. If you receive any requests to participate in any way with a boycott that is not recognized by the United States, report this immediately to the IPG Legal Department. Anti-Money Laundering and Anti-Terrorist Financing The global nature of our business makes us a potential target for money laundering and terrorist financing. Money laundering is the process of converting illegal proceeds so that the funds are made to appear legitimate. Terrorist financing includes the financing of terrorists, terrorist acts and terrorist organizations. At IPG, we do not condone, support or facilitate such activities in any way. We comply with all anti- money laundering and anti-terrorism laws worldwide. It is important for you to know all parties involved in your business activities and report any unusual activity. You should conduct business only with reputable clients and business partners involved in legitimate business activities with funds derived from legitimate sources. If you have any questions or concerns about money laundering or terrorist financing or need help conducting due diligence, contact the IPG Legal Department. You should also contact the Legal Department to report suspicious activity that might be a violation of this policy or local laws.

37IPG Code of Conduct (US) June 2024 Political Activities Personal Political Activities We are all permitted to positively support our communities by participating in the political activities that interest us. However, we must be careful to uphold IPG’s reputation by only participating in such activities on our own time and at our own expense. We may not allow any campaign or candidate to use Interpublic funds or facilities, or assets. In addition, we should never use IPG’s name while taking part in these activities. We must never use our position of authority to make another employee feel compelled or pressured to participate in any way in any political event or cause, or for any political purpose. And remember, when using social media, you should be clear that your political views/activities are not affiliated with IPG. Please refer to SP&P 421. Corporate Political Activities Although personal political activity is welcome, we may not make political contributions by or in the name of IPG or any of its subsidiaries. “Political contributions” include IPG funds and anything of value, including loans, contributions or use of goods, facilities, or services (except services which are part of the regular business activities of your agency, provided on ordinary terms). These restrictions apply not only to direct contributions made to individual candidates, political committees, or political parties, but also to indirect contributions that would ultimately be used to support individual candidates, political committees, or political parties, such as tickets to a fundraising dinner or similar event. Lobbying Activities Before undertaking any lobbying activities on behalf of IPG or any client, we must obtain approval from the IPG Legal Department, except where the applicable office’s regular business activities consist of such lobbying activities.

38IPG Code of Conduct (US) June 2024 Waivers and Amendments IPG regularly reviews the Code and other Interpublic policies, and from time to time will update them as applicable laws and regulations change, or our business requires a revision to the guidance provided to all of us. Prompt notice will be provided of any material change in either the Code or other IPG policy. In extremely limited circumstances, IPG may find it appropriate to waive a provision of the Code. All waivers require the written pre-approval of the Legal Department. Only the Board of Directors may waive compliance with the Code for IPG’s officers or directors. If such a waiver is given, Interpublic will promptly disclose it to shareholders as required by applicable law or the rules of the U.S. Securities and Exchange Commission and the New York Stock Exchange. Conclusion Thank you for taking the time to review the Code. It’s impossible to spell out every possible ethical scenario we might face. The principles set forth in this Code are general in nature, and are supplemented by more specific policies and procedures found in our SP&Ps, so you should review those as well. In addition to the Code, we rely on your good judgment to uphold a high standard of integrity for our company and clients. We expect all IPG employees to be guided by both the letter and the spirit of this Code. With these principles in mind, we will continue to maintain a reputation of inclusion, transparency and creativity.

39IPG Code of Conduct (US) June 2024 Confidentiality and Non-Solicitation Agreement IPG has adopted this Agreement which governs employee confidentiality and the ownership of ideas, concepts and creative materials created by any IPG employee.

40IPG Code of Conduct (US) June 2024 Confidentiality and Non-Solicitation Because we are in the business of creating ideas, concepts and creative materials for our clients, IPG has adopted this Agreement, which governs employee confidentiality and the ownership of ideas, concepts and creative materials created by any IPG employee. To protect IPG’s legitimate business interests, this Agreement also prohibits the unauthorized solicitation of IPG clients and/or employees during employment with Interpublic and for a certain period of time after your employment with IPG ends. In consideration of your continued employment with Interpublic or any of its business units to which you were employed (my “Business Unit”), you will be asked to agree to the terms of this Agreement and certify your acceptance of and compliance with its terms on at least an annual basis.Certification of compliance with this Agreement does nothing to change the at-will nature of your employment with IPG. Ownership of Intellectual Property I agree that all work product and intellectual property (IP) I create or conceive during the course of my employment and/or in relation to or within the scope of my work with IPG or any of its Business Units will be considered as a “work for hire” and the property of Interpublic or one of its Business Units. Work product includes everything I create or conceive during IPG or my Business Unit’s working time, while on IPG or its Business Units’ premises and/ or using IPG or its Business Units’ resources; and, all such work product shall be deemed to be within the scope of my employment and/or in relation to or within the scope of my work with IPG or its Business Units. Such work product and IP are collectively referred to as the “Properties” and includes, but is not limited to, all ideas, inventions, literary property, music, lyrics, scripts, themes, stories, characters, slogan, plots, story lines, titles, copy, art, photography, footage, applications, software, source code, object code, HTML formatting, strategy, writing of any kind, user interface, audio-visual work, “look and feel,” know-how, trade secrets, design, illustration, image, printed or graphic matter, graphical user interfaces, as well as preparatory materials, such as charts, diagrams, memoranda, print-outs, drafts, sketches and outlines. If for any reason the Properties are not deemed a “work made for hire,” then I hereby assign all right, title and interest in the Properties to IPG and/or its Business Unit(s) and agree to execute any documents that IPG or the Business Unit deems necessary to memorialize such assignment(s). In addition, I hereby irrevocably waive, to the extent permitted by applicable law, any and all claims to “moral rights” or rights to droit moral with respect to work product I create. As between me and IPG, I shall retain ownership of any IP created by me prior to my employment with IPG or its Business Units (“My IP”). To the extent I incorporate My IP in the Properties, then, unless otherwise agreed in writing, I hereby grant an irrevocable, perpetual, royalty-free, sub-licensable and assignable license to IPG and/or its Business Units to use and modify My IP to the extent included in and necessary or desirable for the exploitation of the Properties.

41IPG Code of Conduct (US) June 2024 Confidentiality I agree that I shall maintain the Properties and all other non- public information concerning or relating to the business of IPG, its clients and prospective clients, and any other person or entity to whom it may owe a duty of confidentiality (collectively, “Confidential Information”) in strictest confidence both during and at all times following my employment with IPG. I shall not at any time during or after my employment with IPG, except as directed or permitted by IPG in writing, use, disclose or cause to be disclosed any Confidential Information for any purpose, including without limitation for my own benefit or the benefit of others. I will destroy (including deleting) all Confidential Information when it is no longer needed for my employment, and in any event, at the request of IPG or my Business Unit. Notwithstanding the foregoing, I understand that nothing in the Code restricts me from reporting a potential violation of law to a government agency (in which case no direction or permission from IPG is necessary). I further understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. I also understand that I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit for retaliation for reporting a suspected violation of law, I understand that nothing in the Code prevents me from disclosing the trade secret to my attorney and I am permitted to use the trade secret information in the court proceeding if I file each document containing the trade secret under seal and do not disclose the trade secret, other than pursuant to court order. As defined above, “Confidential Information” includes, without limitation, business prospects, computer software, research techniques, research results, media plans, layouts, storyboards, scripts, reports and information regarding the advertising, marketing or sales promotion of products, and other business activities, services and strategies of IPG or its actual or prospective clients, whether such information is imparted to me by IPG, by its clients or prospective clients, or by another person or entity to whom IPG or such clients may owe a duty of confidentiality, and regardless of whether it is marked “confidential” or “proprietary.” However, information shall not be deemed Confidential Information under this Agreement if it has become publicly known outside of IPG through lawful means, and other than through the act or omission of any person that has or had an obligation of non-disclosure or non-use with respect to such information.

42IPG Code of Conduct (US) June 2024 Non-Solicitation (Employees Who Work Outside of California)1 In consideration of my employment with Interpublic or any of its business units by which I am employed (my “Business Unit”), and/or other good and valuable consideration provided by my Business Unit, the adequacy of which is hereby acknowledged, I agree that during the term of my employment and for a period of one year after my employment ends for any reason (the “Non-Solicitation Period”), I shall not, directly or indirectly, on my own behalf or on behalf of any other person or entity: • Solicit the business of any person or entity with which I had contact, or materially participated in my Business Unit’s provision of services or marketing efforts (as applicable) that (i) is a client of my Business Unit, (ii) was a client of my Business Unit in the two (2) years prior to the termination of my employment, or (iii) was a prospective client of my Business Unit in the two (2) years prior to the termination of my employment; or • Solicit, induce or encourage any employee of my Business Unit to leave such employ to enter the employ of any other person, firm or corporation, or hire any such employee, or otherwise interfere with the relationship between my Business Unit and any of its employees. Non-Solicitation (Employees Who Work in California) In consideration of my employment with Interpublic or any of its business units to which I am employed (my “Business Unit”), and/or other good and valuable consideration provided by my Business Unit, the adequacy of which is hereby acknowledged, I agree that, during the term of my employment and for a period of one year after my employment ends for any reason, I will not, directly or indirectly, either on my own behalf or on the behalf of any other entity, use Confidential Information or trade secrets to solicit the business of any client of my Business Unit. Acknowledgments for All Employees I further acknowledge and agree that my failure to comply with any of the terms of this Agreement shall irreparably harm the business of IPG, and that IPG shall be entitled to obtain a court order in any court of competent jurisdiction preventing me from committing, threatening or continuing any acts of material non-compliance with this Agreement. I agree that IPG shall be entitled to recover from me its reasonable and documented attorneys’ fees, costs and expenses incurred in enforcing or attempting to enforce any provision of this Agreement or any of its rights hereunder. I understand that IPG advises me to consult with an attorney prior to executing this Agreement and that I may do so at my own expense. I acknowledge that I have been given an adequate opportunity of no fewer than fourteen (14) days from the date this Agreement was delivered to me within which to consider whether to sign it, and that if I execute this Agreement before the expiration of the 14 days provided for my consideration of its terms, I have done so knowingly and voluntarily and have chosen to waive the remainder of the 14-day consideration period. 1 Employees in Illinois with an annual base compensation equal to or less than $45,000 per year are excluded from this requirement. Employees in Colorado with an annual base compensation equal to or less than 60% of the highly compensated threshold, as determined annually by the Colorado Department of Labor ($74,250 in 2024), are excluded from the requirements in the first two sub-bullets of this section, and for any employees earning above such threshold, the restrictions in the first two sub-bullets are limited to clients or prospective clients for whom employee provided services.

43IPG Code of Conduct (US) June 2024 Please carefully read the following and sign below. I hereby acknowledge that I have received and carefully read and examined IPG’s Code of Conduct. I agree to be bound by the terms and conditions therein. To the extent that I work on U.S. government accounts, I further acknowledge that I have received and carefully read and examined the Government Contracts Supplement to the IPG Code of Conduct. I acknowledge that I have and will continue to abide by the rules and guidelines set forth in these documents. I understand that I must seek the advice and counsel of my local Human Resources Director or, in certain cases, the IPG Human Resources Department or IPG Legal Department before undertaking any action, inaction or course of conduct that, based on the Code or company policy, potentially raises a question of impropriety or the appearance of impropriety. I also understand that I have the right, notwithstanding any company policy, plan or agreement that I have with IPG or its subsidiary, to report potential violations of applicable law or regulation to a government or regulatory entity without notification and I will not be retaliated against for doing so. I will disclose any potential conflicts of interest or other exceptions using the following link: https://ipg.gan-compliance.com/. Employee’s Signature Employee’s Name (printed) Date Company/Location Compliance Certification Form for the Code of Conduct

44IPG Code of Conduct (US) June 2024 Please carefully read the following and sign below. I hereby acknowledge that I have received and carefully read and examined the Confidentiality and Non-Solicitation Agreement. I understand that I have had the opportunity to seek the advice of counsel to address any questions that I may have in connection with the terms of the Confidentiality and Non- Solicitation Agreement. Having read and understood the foregoing, I agree to be bound by the terms and conditions therein. Employee’s Signature Employee’s Name (printed) Date Company/Location Acknowledgment of the Confidentiality and Non-Solicitation Agreement